                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant  X
                        ---
Filed by a Party other than the Registrant ___

Check the appropriate box:

___  Preliminary Proxy Statement
___  Confidential, for Use of the Commission Only (as permitted by Rule 14a-
___  6(e)(2))
 X   Definitive Proxy Statement
---
___  Definitive Additional Materials
___  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            NutraMax Prducts, Inc.
               (Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

 X   No fee required.
___  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11;

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

___  Fee paid previously with preliminary materials.

___  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, schedule or registration statement no.:

     (3) Filing party:

     (4) Date filed:

                            NUTRAMAX PRODUCTS, INC.
                               9 BLACKBURN DRIVE
                        GLOUCESTER, MASSACHUSETTS 01930

                                                               January 28, 1998

Dear Shareholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of NutraMax Products, Inc. (the "Company") to be held on Tuesday, February 24, 1998, at 10:00 a.m., local time, at the Ocean View Inn, 171 Atlantic Road, Gloucester, Massachusetts 01930 (the "Annual Meeting").

  The Annual Meeting has been called for the purpose of (i) electing five Directors, each to hold office until the next annual meeting of stockholders, and (ii) voting upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

  The Board of Directors has fixed the close of business on January 27, 1998 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

  The Board of Directors of the Company recommends that you vote "FOR" the election of the five nominees of the Board of Directors of the Company.

  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                                          Very truly yours,

                                          /s/ Donald E. Lepone

                                          Donald E. Lepone
                                          Chief Executive Officer and
                                          President

                            NUTRAMAX PRODUCTS, INC.
                               9 BLACKBURN DRIVE
                        GLOUCESTER, MASSACHUSETTS 01930
                                (978) 283-1800
                               ----------------

                 NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

                   TO BE HELD ON TUESDAY, FEBRUARY 24, 1998
                               ----------------

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of NutraMax Products, Inc. (the "Company") will be held on Tuesday, February 24, 1998, at 10:00 a.m., local time, at the Ocean View Inn, 171 Atlantic Road, Gloucester, Massachusetts 01930 (the "Annual Meeting") for the purpose of considering and voting upon:

    1. The election of five Directors, each to hold office until the next annual meeting of stockholders and until their successors are elected and qualified; and

    2. Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

  The Board of Directors has fixed the close of business on January 27, 1998 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Only holders of common stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

  In the event there are not sufficient votes with respect to the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

                                          By Order of the Board of Directors

                                          Eugene M. Schloss, Jr.
                                          Secretary

Gloucester, Massachusetts
January 28, 1998

  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                            NUTRAMAX PRODUCTS, INC.
                               9 BLACKBURN DRIVE
                        GLOUCESTER, MASSACHUSETTS 01930
                                (978) 283-1800

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF STOCKHOLDERS

                   TO BE HELD ON TUESDAY, FEBRUARY 24, 1998

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of NutraMax Products, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held on Tuesday, February 24, 1998, at 10:00 a.m., local time, at the Ocean View Inn, 171 Atlantic Road, Gloucester, Massachusetts 01930, and any adjournments or postponements thereof (the "Annual Meeting").

  At the Annual Meeting, stockholders of the Company will be asked to consider and vote upon the following matters:

    1. The election of five Directors, each to hold office until the next annual meeting of stockholders and until their successors are elected and qualified; and

    2. Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

  The Notice of the Annual Meeting, Proxy Statement and Proxy Card are first being mailed to stockholders of the Company on or about January 28, 1998 in connection with the solicitation of proxies for the Annual Meeting. The Board of Directors has fixed the close of business on January 27, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). Only holders of Common Stock of record at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 6,293,516 shares of the Company's Common Stock outstanding and entitled to vote at the Annual Meeting and 356 stockholders of record. Each holder of a share of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held of record for each matter properly submitted at the Annual Meeting.

  The presence, in person or by proxy, of one-third of the total number of outstanding shares of Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. A quorum being present, the affirmative vote of a plurality of the votes cast is necessary to elect a nominee as a Director of the Company. Shares that reflect abstentions or "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting. With respect to the election of Directors, votes may only be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect.

  STOCKHOLDERS OF THE COMPANY ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE. SHARES OF COMMON STOCK REPRESENTED BY PROPERLY EXECUTED PROXIES RECEIVED BY THE COMPANY AND NOT REVOKED WILL BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED THEREIN. IF INSTRUCTIONS ARE NOT GIVEN THEREIN, PROPERLY EXECUTED PROXIES WILL BE

VOTED "FOR" THE ELECTION OF THE FIVE NOMINEES FOR DIRECTOR LISTED IN THIS PROXY STATEMENT. IT IS NOT ANTICIPATED THAT ANY OTHER MATTERS WILL BE PRESENTED AT THE ANNUAL MEETING. IF OTHER MATTERS ARE PRESENTED, PROXIES WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS.

  Any properly completed proxy may be revoked at any time before it is voted on any matter (without, however, affecting any vote taken prior to such revocation) by giving written notice of such revocation to the Secretary of the Company, or by signing and duly delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person.

  The Annual Report of the Company (the "Annual Report") for the fiscal year ended September 27, 1997 ("Fiscal 1997") is being mailed to stockholders of the Company concurrently with this Proxy Statement. The Annual Report, however, is not a part of the proxy solicitation material.

                               PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

  The Board of Directors of the Company currently consists of five members. All Directors are elected annually and serve until the next annual meeting of stockholders and until the election and qualification of their successors. At the Annual Meeting, five Directors will be elected to serve until the next annual meeting. The Board of Directors has nominated Donald M. Gleklen, Bernard J. Korman, Donald E. Lepone, Dennis M. Newnham and David M. Schulte for re-election. Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the re-election of Messrs. Gleklen, Korman, Lepone, Newnham and Schulte as Directors. Each of the nominees has agreed to stand for re-election and to serve if re-elected as a Director. However, if any of the persons nominated by the Board of Directors fails to stand for re-election or is unable to accept re-election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

  A quorum being present, the affirmative vote of a plurality of the votes cast is necessary to elect a nominee as a Director of the Company. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE FOR THE RE-ELECTION OF THE FIVE NOMINEES OF THE BOARD OF DIRECTORS AS DIRECTORS OF THE COMPANY.

                        INFORMATION REGARDING DIRECTORS

  The Board of Directors of the Company held eight meetings during Fiscal 1997. During Fiscal 1997, each of the incumbent Directors attended at least 75% of the total number of meetings of the Board of Directors (held while he was a Director) and of the committees of which he was a member. The Board of Directors has established an Audit Committee and a Compensation and Stock Option Committee. The Audit Committee reviews the financial statements of the Company and the scope of the annual audit, monitors the Company's internal financial and accounting controls and recommends to the Board of Directors the appointment of independent certified public accountants. Messrs. Korman and Newnham were members of the Audit Committee during all of Fiscal 1997. Michael
F. Sandler and Frederick W. McCarthy, each a former Director of the Company, served on the Audit Committee until December 20, 1996. Donald M. Gleklen served on the Audit Committee for the balance of Fiscal 1997 commencing on December 20, 1996. The Audit Committee met one time during Fiscal 1997. The Compensation and Stock Option Committee recommends the compensation levels of officers and employees of the Company to the Board of Directors and is responsible for administering the Company's 1988 Stock Option Plan (the "1988 Option Plan") and the Company's 1996 Stock Option Plan (the "1996 Stock Option Plan"). Messrs. Korman, Gleklen and Newnham were members of the Compensation and Stock Option Committee from December 20, 1996 through the end of Fiscal 1997. Prior to that date, the Board of Directors had separate Compensation and Stock Option Committees. From the beginning of Fiscal 1997 through December 20, 1996, the Compensation Committee consisted of Messrs. Korman, Newnham and Lepone, and Mr. McCarthy, a former Director. During the same period, the Stock Option Committee consisted of Messrs. Newnham and McCarthy.

The Compensation Committee (and after December 20, 1996, the Compensation and Stock Option Committee) met two times during Fiscal 1997. The Board of Directors does not have a nominating committee.

  Directors who are officers or employees of the Company receive no compensation for service as Directors. Non-employee Directors each receive $2,500 for their service as Directors for each in-person meeting which they attend. In addition, in 1991 each non-employee Director received options under the 1988 Option Plan to purchase 25,000 shares of Company Common Stock at $6.00 per share, vesting in equal installments over the subsequent five years beginning on the first anniversary of the grant date. In 1996, each non-employee director received options under the 1996 Stock Option Plan to purchase shares of Company Common Stock at $9.875 per share (Mr. Korman, 28,000 shares; Mr. Gleklen, 17,500 shares; Mr. Newnham, 17,500 shares), one-fifth of which vested on the grant date and the remaining four-fifths of which vest ratably over four years beginning on the first anniversary of the grant date. All Directors are reimbursed for expenses incurred in connection with attendance at meetings.

  Set forth below is certain information regarding the Directors of the Company, including the five Directors who have been nominated for re-election at the Annual Meeting, based on information furnished by them to the Company.

     NAME                                                     AGE DIRECTOR SINCE
     ----                                                     --- --------------
     Donald M. Gleklen.......................................  61      1990
     Bernard J. Korman.......................................  66      1990
     Donald E. Lepone........................................  53      1987
     Dennis M. Newnham.......................................  57      1987
     David M. Schulte........................................  51      1997

  The principal occupation and business experience during at least the last five years for each Director of the Company is set forth below.

  MR. GLEKLEN has been a Director of the Company since 1990. Mr. Gleklen is also President of Jocard Financial Services (financial consulting services), a position he has held since September 1994, and he has been Chairman and Chief Executive Officer of Intellihealth, Inc. since July 1996 (provider of health care information to consumers). Mr. Gleklen served as Senior Vice President of Corporate Development of MEDIQ Incorporated from 1985 to March 1994. Mr. Gleklen also served as Managing Partner of Brobyn Capital Partners (venture capital) from March 1994 to September 1994 and he currently serves as a Director of New West Eyeworks, Inc. (retail eyewear stores) and Lason, Inc. (provider of laser printing and imaging services). He also is the President and Chief Executive Officer of The Maine Merchant Bank, a position he has held since September 1997.

  MR. KORMAN has been Chairman of the Board of Directors of the Company since August 1990. Mr. Korman served as President, Chief Executive Officer and a Director of MEDIQ Incorporated from 1977 to 1995. Mr. Korman is a Director of Kapson Senior Quarters Corp. (assisted living services), The New America High Income Fund, Inc. (financial services), The Pep Boys, Inc. (automotive supplies), Today's Man, Inc. (retail men's clothing sales), Omega Healthcare Investors, Inc. (real estate investment trust), InnoServ Technologies, Inc. (medical equipment support services) and Kranzco Realty Trust (real estate investment trust).

  MR. LEPONE has been President, Chief Executive Officer and a Director of the Company since 1987.

  MR. NEWNHAM has been a Director of the Company since 1987. Mr. Newnham has been President and Chief Executive Officer of Tsumura International since March 1996. Before joining Tsumura International, Mr. Newnham was Chairman, President and Chief Executive Officer of Adirondack Beverages, Inc. from March 1995 to December 1995. Mr. Newnham was a venture capitalist consultant from March 1994 to March 1995. Mr. Newnham previously served as President and Chief Executive Officer of Lea & Perrins, Inc. (manufacturer of condiments) from 1983 to February 1994. Mr. Newnham is also a director of United Water Resources (a holding company for water related businesses).

  MR. SCHULTE has been Managing Partner of Chilmark Partners, L.L.C., a merchant banking firm in Chicago, and its predecessor, since 1984. Chilmark Partners, L.L.C. is a partner in Chilmark Fund II, L.P., an investment partnership.

                              EXECUTIVE OFFICERS

  The names and ages of all executive officers of the Company and the principal occupation and business experience during at least the last five years for each are set forth below.

NAME                     AGE                          POSITION
----                     ---                          --------
Robert F. Burns.........  48 Vice President, Chief Financial Officer and Treasurer
Gary Lande..............  58 Vice President of Supply Chain Management
Donald E. Lepone........  53 President and Chief Executive Officer
John J. Manheimer.......  50 Vice President of Sales
James W. McGrath, Jr....  53 Vice President of Regulatory Affairs and Technical Services
Richard C. Zakin........  40 Vice President of Marketing

  MR. BURNS is a certified public accountant and has been Vice President, Chief Financial Officer and Treasurer of the Company since August 1994. From 1984 to August 1994, Mr. Burns served as Vice President of Finance for Tetley, Inc. (tea and coffee manufacturer), a subsidiary of Allied-Lyons PLC.

  MR. LANDE has been Vice President of Supply Chain Management since December 1997. From May 1994 to December 1997, Mr. Lande was Vice President of Logistics at Beirsdorf. From September 1990 to May 1994, Mr. Lande was Director of Materials Management for Fisons Pharmaceuticals, Inc.

  MR. LEPONE has been President and Chief Executive Officer of the Company since 1987.

  MR. MANHEIMER has been Vice President of Sales for the Company since 1990.

  MR. MCGRATH has been Vice President of Regulatory Affairs and Technical Services for the Company since August 1994, and was Vice President of Operations for the Company from July 1993 to August 1994. He served as Director of Quality Assurance and Quality Control for the Company from September 1992 to June 1993. Mr. McGrath previously served as Director of Quality Assurance for Circa Pharmaceutical Co., Inc. (pharmaceutical manufacturer) from May 1991 to July 1992. He also served as Vice President of Technical Services for Nice-Pak Products (pharmaceutical and consumer products manufacturer) from March 1990 to May 1991.

  MR. ZAKIN has been Vice President of Marketing for the Company since June 1993. He served as Vice President and General Manager of the Company from September 1992 to June 1993 and Vice President of Marketing for the Company from July 1990 to September 1992.

  Each of the executive officers holds his respective office until the regular annual meeting of the Board of Directors following the annual meeting of stockholders and until his successor is elected and qualified or until his earlier resignation or removal.

                              OTHER KEY EMPLOYEES

  In addition to the Directors and executive officers listed above, the following individuals are also expected to make significant contributions to the business of the Company.

NAME                     AGE                            POSITION
----                     ---                            --------
Michael C. Bill.........  44 Vice President and General Manager, Ophthalmics Division
William A. Gelinas......  49 Vice President and General Manager, Oral Care Division
William Muth, Jr........  49 Vice President and General Manager, Adhesive Coatings Division
Jorge L. Perez..........  59 Vice President and General Manager, First Aid Division
Scott C. Sicular........  46 Vice President and General Manager, Cough/Cold Division

                             EXECUTIVE COMPENSATION

  The following sections of this Proxy Statement set forth and discuss the compensation paid or awarded during the last three years to the Company's Chief Executive Officer and the four most highly compensated executive officers who earned in excess of $100,000 during Fiscal 1997.

SUMMARY COMPENSATION TABLE

  The following table shows for each of the last three fiscal years compensation paid by the Company to the Chief Executive Officer and the four most highly compensated executive officers who earned in excess of $100,000 during Fiscal 1997.

                                 ANNUAL COMPENSATION     LONG TERM COMPENSATION
                              -------------------------- -----------------------
                                                                      PAYOUTS
                                                                    ------------
                                                           AWARDS
                                                         SECURITIES
                                                         UNDERLYING  ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR SALARY(1)($) BONUS($) OPTIONS(#) COMPENSATION
---------------------------   ---- ------------ -------- ---------- ------------
Donald E. Lepone............. 1997   324,000        --        --       5,800(2)
 President and Chief Execu-
  tive Officer                1996   309,375    200,000       --       7,300
                              1995   290,000    100,000       --       7,000
Richard C. Zakin............. 1997   184,000     35,000    50,000      6,300(3)
 Vice President of Marketing  1996   167,000     47,500       --       6,200
                              1995   157,000     39,000    20,000      6,000
John J. Manheimer............ 1997   164,000     25,000    35,000      5,800(4)
 Vice President of Sales      1996   152,000     30,000       --       6,700
                              1995   143,000     25,000    20,000      6,000
Robert F. Burns.............. 1997   146,000     21,000    25,000      5,800(5)
 Vice President, Chief Finan-
  cial Officer                1996   136,000     22,000       --       3,800
 and Treasurer                1995   127,000     14,000    10,000      2,000
James W. McGrath, Jr......... 1997   124,000     17,000    25,000      5,200(6)
 Vice President of Regulatory
  Affairs and                 1996   116,000     12,000       --       4,800
 Technical Services           1995   106,000     10,000    10,000      5,000

--------
(1) Includes all voluntary pre-tax contributions to the NutraMax Products, Inc. Employee's Savings Plan (the "401(k) Plan").
(2) Includes approximately $5,100 representing the Company's contribuions to the 401(k) Plan account ("Company 401(k) Plan Contributions") of Mr. Lepone and $700 of group life insurance expenses paid by the Company ("Group Life Insurance Expenses") on behalf of Mr. Lepone.
(3) Includes approximately $5,100 of Company 401(k) Plan Contributions, $500 of automobile expenses and $700 of Group Life Insurance Expenses.
(4) Includes approximately $5,100 of Company 401(k) Plan Contributions and $700 of Group Life Insurance Expenses.
(5) Includes approximately $5,100 of Company 401(k) Plan Contributions and $700 of Group Life Insurance Expenses.
(6) Includes approximately $4,500 of Company 401(k) Plan Contributions and $700 of Group Life Insurance Expenses.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END VALUES

  The following table sets forth the shares acquired and the value realized upon exercise of stock options during Fiscal 1997 by the Chief Executive Officer and each other executive officer named in the Summary Compensation Table and certain information concerning the number and value of unexercised options.

                                                                                      VALUE OF
                                                      NUMBER OF SECURITIES           UNEXERCISED
                                                     UNDERLYING UNEXERCISED         IN-THE-MONEY
                             SHARES                   OPTIONS AT FY-END(#)     OPTIONS AT FY-END($)(1)
                            ACQUIRED       VALUE    ------------------------- -------------------------
                         ON EXERCISE(#) REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                         -------------- ----------- ----------- ------------- ----------- -------------
Donald E. Lepone........     50,000       187,500     100,000      400,000      337,500     1,350,000
Richard C. Zakin........     25,000        84,375      46,000       44,000      167,500       200,000
John J. Manheimer.......        --            --       43,000       32,000      154,000       146,000
Robert F. Burns.........        --            --       11,000       24,000       51,000       109,000
James W. McGrath, Jr....        --            --       18,000       22,000       72,125        99,750

--------
(1) Equal to the market value of shares covered by in-the-money options as of the end of the Company's fiscal year on September 27, 1997 less the aggregate option exercise price. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth the options granted in Fiscal 1997 to the Chief Executive Officer and each other executive officer named in the Summary Compensation Table.

                                                                                        POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED
                                                                                            ANNUAL RATES
                                                                                           OF SHARE PRICE
                                                                                          APPRECIATION FOR
                                               INDIVIDUAL GRANTS                             OPTION TERM
                         -------------------------------------------------------------- ---------------------
                             NUMBER OF     PERCENT OF TOTAL
                         SHARES UNDERLYING OPTIONS GRANTED
                              OPTIONS        TO EMPLOYEES   EXERCISE OR BASE EXPIRATION
NAME                      GRANTED (#) (A)   IN FISCAL YEAR  PRICE ($/SH) (B)    DATE      5%($)      10%($)
----                     ----------------- ---------------- ---------------- ---------- ---------- ----------
Donald E. Lepone........        --                --               --            --         --         --
Richard C. Zakin........      50,000             27%             9.875        12/20/01     136,414    301,439
John J. Manheimer.......      35,000             19%             9.875        12/20/01      95,490    211,008
Robert F. Burns.........      25,000             14%             9.875        12/20/01      68,207    150,720
James W. McGrath, Jr....      25,000             14%             9.875        12/20/01      68,207    150,720

--------
(a) One-fifth of each option vested on the grant date and the remaining four-fifths vests ratably over four years beginning on the first anniversary of the grant date.
(b) Represents the closing market price of the Company's Common Stock on the grant date of December 20, 1996.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

  The Compensation and Stock Option Committee of the Board of Directors of the Company currently consists of Bernard J. Korman, Donald M. Gleklen and Dennis
M. Newnham, each of whom are outside directors. Prior to December 20, 1996, the Board of Directors had separate Compensation and Stock Option Committees. From the beginning of Fiscal 1997 through December 20, 1996, the Compensation Committee consisted of Messrs. Korman, Newnham and Lepone, and Mr. McCarthy, a former Director. During the same period, the Stock Option Committee consisted of Messrs. Newnham and McCarthy. Mr. McCarthy, a former outside Director of the Company, served as a member of the Compensation Committee until December 20, 1996. The Compensation and Stock Option Committee approves the Company's compensation policies and procedures, establishes compensation levels for executive officers and administers the Company's stock option plans.

Mr. Lepone does not participate in Compensation and Stock Option Committee deliberations concerning his compensation but makes general recommendations to and reviews with the Compensation and Stock Option Committee the compensation of other executives and management.

GENERAL

  The compensation arrangements of the Company reflect the philosophy of the Compensation and Stock Option Committee, and the Board of Directors as a whole, that a significant portion of the annual compensation of the Company's Chief Executive Officer and other executive officers should be linked to the Company's performance. The Company's compensation programs are designed to provide competitive financial rewards for successfully meeting the Company's strategic and operating objectives, with the purposes of retaining personnel and supporting a performance-oriented environment. Where applicable, the Compensation and Stock Option Committee takes into account the employment agreement between an executive officer and the Company. See "Employment Agreements" below.

COMPENSATION POLICIES FOR EXECUTIVE OFFICERS

  The compensation of the Company's Chief Executive Officer and other executive officers consists of annual salary and cash and stock incentives based on annual and long-term performance of the Company.

  Base Salary. The annual base salary and base salary adjustments for executive officers are determined by the Compensation and Stock Option Committee in its discretion and are targeted according to the salaries of executives holding similar offices and having similar responsibilities within the private label health and personal care products industry. The Compensation and Stock Option Committee also considers factors such as industry experience and executive retention. Based upon the foregoing criteria, the base salary for Mr. Lepone was established pursuant to his employment agreement as described below under "Employment Agreements." Generally, salary adjustments for executive officers (whether determined annually with respect to such officers or pursuant to employment agreements) are determined by evaluating the competitive marketplace (including the Company's industry segment), the performance of the Company, the performance of the executive officer and any change in the responsibilities assumed by the executive officer. While many aspects of performance can be measured in financial terms, the Compensation and Stock Option Committee also evaluates the success of executive officers in areas of non-financial performance, such as the development and implementation of objectives and plans. Salary adjustments are normally determined and made on an annual basis. Salary adjustments for the Chief Executive Officer were established pursuant to his employment agreement. See "Employment Agreements" below.

  Cash Bonuses. The Company has an incentive compensation plan (the "Compensation Plan") pursuant to which the Company's executive officers are awarded cash bonuses based upon individual performance and the Company's achievement of certain internal financial objectives. The Compensation Plan provides for annual cash bonuses ranging from 2% to 60% of the executive officer's base salary, with executive officers becoming entitled to receive a percentage of their bonus potential based upon the percentage achievement of the Company's internal operating objectives and, with respect to executive officers other than the Chief Executive Officer, also on such executive officers' individual performance. These objectives include pre-tax income targets, product line sales growth targets (for sales and marketing executives), productivity objectives (for operations executives), material price targets (for purchasing managers), timely information reporting and working capital control objectives (for financial managers) and regulatory compliance and control and new product development objectives (for regulatory affairs and product development managers). The Chief Executive Officer's bonus is determined solely by the Company's achievement of pre-tax income targets while bonuses for all other executive officers are determined by the Company's achievement of pre-tax income targets and the achievement by such officers of their individual performance targets. Executive officers other than the Chief Executive Officer may receive bonuses even if the Company does not achieve the pre-tax income targets. Through the Compensation Plan, a significant portion of each executive officer's annual total compensation is placed at risk in order to provide an incentive toward sustained high performance. For Mr. Lepone, the Chief Executive Officer of the

Company, the bonus potential is entirely dependent upon the Company's operating performance, without regard to individual achievements. For Fiscal 1996, Mr. Lepone received a bonus of $200,000 as a result of the achievement of the applicable pre-tax income targets. For Fiscal 1996, Messrs. Zakin and Manheimer received bonuses of $47,500 and $30,000, respectively, as a result of the achievement of the applicable pre-tax income targets and product line sales growth targets; Mr. Burns received a bonus of $22,000 as a result of the achievement of the applicable pre-tax income targets and timely information reporting and working capital control objectives; and Mr. McGrath received a bonus of $12,000 as a result of the achievement of the applicable pre-tax income targets and regulatory compliance and control and product development objectives. For Fiscal 1997, based on the same criteria, Mr. Lepone received no bonus and Messrs. Zakin, Manheimer, Burns and McGrath received bonuses of $35,000, $25,000, $21,000 and $17,000, respectively.

  Equity Incentives. Equity incentive awards are designed to attract and retain executives who can make significant contributions to the Company's success, reward executives for such significant contributions and give executives a longer-term incentive to increase stockholder value. The size and frequency of equity and equity-based incentive awards are determined by the Compensation and Stock Option Committee in its discretion, taking into account individual performance and responsibilities, and in most cases, without any specific performance measures. The Compensation and Stock Option Committee may, however, impose specific performance measures on stock option grants. The Compensation and Stock Option Committee also may grant stock options for executive retention purposes in amounts that the Compensation and Stock Option Committee, in its discretion, deems necessary and appropriate in order to retain highly qualified executives. To ensure that high levels of performance occur over the long-term, stock options granted to executives typically vest over a period of four years. All outstanding options have been granted with an exercise price equal to 100% of the fair market value of the Company's Common Stock on the grant date. Any value received by an executive officer from a stock option grant and any increase in the value of stock received as a bonus depends entirely on increases in the price of the Company's Common Stock. Since the adoption of the 1988 Option Plan, the Company's executive officers have all been granted options to acquire shares of the Company's Common Stock. During Fiscal 1997, Mr. Zakin, Manheimer, Burns and McGrath received options to purchase 50,000, 35,000, 25,000 and 25,000 shares of Common Stock, respectively. One-fifth of each option vested on the grant date and the remaining four-fifths vests ratably over four years beginning on the first anniversary of the grant date.

  Other Compensation. The Company provides executive officers and management with health, retirement and other benefits under plans that are generally available to the Company's employees.

  Compensation of the Chief Executive Officer. Mr. Lepone's base salary, base salary adjustments and performance targets for the award of any cash bonuses are governed by Mr. Lepone's employment agreement. Any increases in Mr. Lepone's compensation are determined by the Compensation and Stock Option Committee based upon an analysis of his performance during the year and the Company's overall performance. Under the terms of his employment agreement, which expires in 1998, Mr. Lepone is currently entitled to receive an annual base salary of $339,000 ($324,000 for Fiscal 1997), subject to a minimum annual increase equal to the greater of 5% or the annual inflation rate. Mr. Lepone also participates in the Compensation Plan, as described above. In addition, pursuant to the terms of his employment agreement, Mr. Lepone was granted options to acquire at $11.00 per share, up to 500,000 shares of the Company's Common Stock under the 1988 Option Plan. The options vested with respect to 100,000 shares on the date of grant and vest with respect to an additional 100,000 shares at the end of each of fiscal 1995, 1996, 1997 and 1998, depending upon the Company attaining and maintaining a 15% compounded annual stock price growth rate; provided, however, that such vesting may accelerate under certain circumstances, such as a change of control of the Company. For Fiscal 1996 and Fiscal 1997, no additional vesting of these options occurred. In connection with the Company's review of strategic alternatives in 1996 which resulted in the Company's repurchase of the Common Stock of the Company previously owned by MEDIQ Incorporated, the Compensation and Stock Option Committee and the Board of Directors determined that the interests of the Company and its stockholders would best be served by maintaining management stability. Accordingly, the Compensation and Stock Option Committee and the Board of Directors voted to amend the terms of Mr. Lepone's options to provide that all options that had not previously vested would vest at the end of fiscal 1998.

  Federal Tax Regulations Limiting Deductibility of Certain Compensation. As a result of Section 162(m) of the Code, a company's deduction of executive compensation may be limited to the extent that a "covered employee" (i.e., the chief executive officer or one of the four highest compensated officers who is employed on the last day of the company's taxable year and whose compensation is reported in the summary compensation table in the company's proxy statement) receives compensation in excess of $1 million in such taxable year of the company (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code).

       COMPENSATION AND STOCK OPTION COMMITTEE OF THE BOARD OF DIRECTORS

                               Bernard J. Korman
                               Donald M. Gleklen
                               Dennis M. Newnham

COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Lepone, Chief Executive Officer and President of the Company, was a member of the Compensation Committee until December 20, 1996 and makes general recommendations to and reviews with the Compensation and Stock Option Committee the compensation of executives and management other than himself.

STOCKHOLDER RETURN PERFORMANCE GRAPH

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock, based on the market price of the Company's Common Stock and assuming reinvestment of dividends, with the total return of companies within the Russell 2000 Index and the companies within the NASDAQ Pharmaceutical Index prepared by Research Data Group, Inc. (Research:). The calculation of total cumulative return assumes a $100 investment in the Company's Common Stock, the Russell 2000 Index and the NASDAQ Pharmaceutical Index on September 30, 1992. The comparisons in this line graph are historical and are not intended to forecast or be indicative of possible future performance of the Common Stock of the Company.


                                [GRAPH APPEARS HERE]
                         [PLOT POINTS APPEAR ON NEXT PAGE]

              TABULAR REPRESENTATION OF DATA POINTS USED IN GRAPH

                                                CUMULATIVE TOTAL RETURN
                                       -----------------------------------------
                                        9/92   9/93   9/94   9/95   9/96   9/97
                                       ------ ------ ------ ------ ------ ------
NUTRAMAX PRODUCTS, INC................ 100.00 181.82 125.76 121.21 112.12 171.21
RUSSELL 2000.......................... 100.00 133.25 136.66 168.77 190.81 254.29
NASDAQ PHARMACEUTICAL................. 100.00 100.08  86.97 128.07 154.38 172.25

EMPLOYMENT AGREEMENTS

  On November 28, 1993, Mr. Lepone entered into an employment agreement with the Company (the "Lepone Employment Agreement"), pursuant to which Mr. Lepone serves as President and Chief Executive Officer of the Company through November 30, 1998. Under the Lepone Employment Agreement, Mr. Lepone received a base salary of $265,000 through November 30, 1994. Thereafter, the Lepone Employment Agreement provides that such base salary shall be increased at an annual rate of the greater of 5% or the annual rate of inflation as described in the Consumer Price Index "All Cities--All Consumers" prepared by the Bureau of Labor Statistics of the United States Department of Labor, or by such greater amount as the Company and Mr. Lepone may otherwise agree. For Fiscal 1997 Mr. Lepone's salary was $324,000 and for the current fiscal year his salary is $339,000. Pursuant to the Lepone Employment Agreement, Mr. Lepone is entitled to receive a cash bonus if certain performance criteria are satisfied (as discussed above under "Report of the Compensation and Stock Option Committee of the Board of Directors on Executive Compensation") ranging from 20% to 60% of his base salary. In the event Mr. Lepone's employment is terminated without cause, he is entitled to receive a sum equal to the compensation then due him for the balance of the term of the Lepone Employment Agreement at the annual rate of compensation to which he is entitled as of the date of such termination. Mr. Lepone is subject to certain non-competition provisions during the term of his employment and, in certain circumstances, for a period of one year subsequent to his leaving the Company.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  On December 31, 1996 pursuant to the terms of an Amended and Restated Stock Purchase Agreement dated november 20, 1996 among MEDIQ Incorporated, MEDIQ Investment Services, Inc. (collectively, "MEDIQ") and the Company, the Company purchased from MEDIQ all 4,037,258 shares of the Company's common stock owned by MEDIQ (the "MEDIQ Shares"), of which 657,192 were held in escrow (the "MEDIQ Escrowed Shares") as of January 26, 1998 in support of MEDIQ's 7.5% Subordinated Debentures due 2003 (the "MEDIQ Bonds"). The aggregate purchase price of the MEDIQ Shares was $36,335,000 representing a purchase price of $9.00 per share (the "Purchase Price"). The Company paid MEDIQ $19,963,000 of the $36,335,000 purchase price in cash and delivered to MEDIQ a promissory note (the "MEDIQ Note") for the remaining $16,372,000 of the purchase price. The balance of the note as of September 27, 1997 was $5,915,000. The MEDIQ
Note is payable in installments as MEDIQ Escrowed Shares are released from escrow, pursuant to the indenture and escrow agreement relating to the MEDIQ Bonds, together with interest at the annual rate of 7.5%, reduced, however, to 5%, 4% and 3% if the note remains outstanding longer than 18, 30, and 42 months, respectively.

                     PRINCIPAL AND MANAGEMENT STOCKHOLDERS

  The following table sets forth, to the best knowledge and belief of the Company, certain information regarding the beneficial ownership of the Common Stock of the Company as of January 26, 1998 by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of the Company's Directors and executive officers, (iii) each of the named executive officers in the Summary Compensation Table, and (iv) all of the Company's executive officers and Directors as a group.

                                                          SHARES
DIRECTORS, EXECUTIVE OFFICERS                          BENEFICIALLY   PERCENT
AND 5% STOCKHOLDERS                                      OWNED(1)   OF CLASS(2)
-----------------------------                          ------------ -----------
Cape Ann Investors, L.L.C.(3).........................  1,008,168      17.9%
 Chilmark Fund II, L.P.
 Chilmark II, L.L.C.
 Chilmark Partners, L.L.C.
 David M. Schulte
 875 North Michigan Avenue, Suite 2100
 Chicago, Illinois 60611

Wellington Management Company, LLP(4).................    587,000      10.4%
 75 State Street
 Boston, Massachusetts 02109

Warburg, Pincus Counselors, Inc.(5)...................    596,100      10.6%
 466 Lexington Avenue
 New York, NY 10017

Robert Fleming Inc.(6)................................    471,800       8.4%
 320 Park Avenue, 11th Floor
 New York, NY 10022

FMR Corp.(7)..........................................    300,000       5.3%
 82 Devonshire Street
 Boston, Massachusetts 02109

Robert F. Burns(8)....................................     16,200          *

Donald M. Gleklen(9)..................................     34,507          *

Bernard J. Korman(10).................................    166,873       3.0%

Gary Lande............................................          0          *

Donald E. Lepone(11)..................................    551,384       9.6%

John J. Manheimer(12).................................     46,636          *

James W. McGrath, Jr.(13).............................     22,316          *

Dennis M. Newnham(14).................................      9,000          *

Richard C. Zakin(15)..................................    131,270       2.3%

All directors and executive officers as a group (10
persons)(16)..........................................  1,986,354      33.9%

--------
*Less than 1%.

(1) Beneficial share ownership is determined pursuant to Rule 13d-3 under the Exchange Act. Accordingly, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote such security or the power to dispose of such security. The amounts set forth above as beneficially owned include shares owned, if any, by spouses and relatives living in the same home as to which beneficial ownership may be disclaimed. The amounts set forth as beneficially owned include shares of Common Stock which such persons had the right to acquire within 60 days of January 26, 1998, pursuant to stock options.
(2) Percentages are calculated on the basis of 5,636,324 shares of Common Stock outstanding of January 26, 1998, which excludes 657,192 shares of Common Stock that are MEDIQ Escrowed Shares.
(3) The above information is based on copies of a statement on Schedule 13D/A filed with the SEC on December 5, 1997, which indicates that Cape Ann Investors, L.L.C. has shared voting and dispositive power with respect to 1,003,168 shares, and that each of Chilmark Fund II, L.P., Chimark II, L.L.C., Chilmark Partners, L.L.C. and David M. Schulte has shared voting and dispositive power with respect to all 1,008,168 shares.
(4) The above information is based on copies of a statement on Schedule 13G/A filed with the SEC on April 9, 1997, which indicates that Wellington Management Company, LLP has shared voting power with respect to 363,000 shares and shared dispositive power with respect to all 587,000 shares.
(5) The above information is based on copies of a statement on Schedule 13G filed with the SEC on February 8, 1996, which indicates that Warburg, Pincus Counsellors, Inc. has sole voting power with respect to 430,100 shares, shared voting power with respect to 81,100 shares and sole dispositive power with respect to all 596,100 shares.
(6) The above information is based on copies of a statement on Schedule 13G filed with the SEC on March 19, 1997, which indicates that Robert Fleming, Inc. has sole voting and dispositive power with respect to all 471,800 shares.
(7) The above information is based on copies of a statement on Schedule 13G/A filed with the SEC on January 12, 1998, which indicates that FMR Corp. has sole dispositive power with respect to all 300,000 shares.
(8) Includes 16,000 shares deemed to be beneficially owed by Mr. Burns which are subject to options previously granted pursuant to the 1988 Option Plan and 1996 Stock Option Plan.
(9) Includes 7,000 shares deemed to be beneficially owned by Mr. Gleklen which are subject to options previously granted pursuant to the 1996 Stock Option Plan.
(10) Includes 11,200 shares deemed to be beneficially owned by Mr. Korman which are subject to options previously granted pursuant to the 1996 Stock Option Plan.
(11) Includes 100,000 shares deemed to be beneficially owned by Mr. Lepone which are subject to options previously granted pursuant to the 1988 Option Plan.
(12) Includes 45,750 shares deemed to be beneficially owned by Mr. Manheimer which are subject to options previously granted pursuant to the 1988 Option Plan and 1996 Stock Option Plan.
(13) Includes 21,808 shares deemed to be beneficially owned by Mr. McGrath which are subject to options previously granted pursuant to the 1988 Option Plan and 1996 Stock Option Plan.
(14) Includes 7,000 shares deemed to be beneficially owned by Mr. Newnham which are subject to options previously granted pursuant to the 1996 Stock Option Plan.
(15) Includes 27,000 shares deemed to be beneficially owned by Mr. Zakin which are subject to options previously granted pursuant to the 1988 Option Plan and 1996 Stock Option Plan.
(16) Includes an aggregate of 235,758 shares deemed to be beneficially owned by executive officers and directors which are subject to options. Includes 1,008,168 shares as to which David M. Schulte has shared voting and dispositive power (see Note (3) above).

     COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  The Company's executive officers and Directors and beneficial owners of more than 10% of its Common Stock are required under Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership with the SEC. Copies of those reports must also be furnished to the Company. Based solely on a review of the copies of reports furnished to the Company, the Company believes that during Fiscal 1997 no person who was a Director, officer or greater than 10% beneficial owner of the Company's Common Stock failed to file on a timely basis all reports required by Section 16(a).

                           EXPENSES OF SOLICITATION

  The Company will pay the entire expense of soliciting proxies for the Annual Meeting. In addition to solicitations by mail, certain Directors, officers and regular employees of the Company (who will receive no compensation for their services other than their regular compensation) may solicit proxies by telephone, telegram or personal interview. Banks, brokerage houses, custodians, nominees and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares held of record by them and such custodians will be reimbursed for their expenses. All costs incurred with respect to the Annual Meeting will be borne by the Company.

          SUBMISSION OF STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

  Stockholder proposals intended to be presented at the next annual meeting must be received by the Company on or before September 30, 1998 in order to be considered for inclusion in the Company's proxy statement and form of proxy for that meeting. Any such proposal should be mailed to: Secretary, NutraMax Products, Inc., 9 Blackburn Drive, Gloucester, Massachusetts 01930.

                            INDEPENDENT ACCOUNTANTS

  The firm of Deloitte & Touche LLP served as the Company's independent public accountants for Fiscal 1997 and will serve in such capacity for the current fiscal year. A representative of Deloitte & Touche LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if he or she so desires. The representative will be available to respond to appropriate questions.

                                 OTHER MATTERS

  The Board of Directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are duly presented, proxies will be voted in accordance with the best judgment of the proxy holders.

  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                  PROXY CARD
                            NUTRAMAX PRODUCTS, INC.
 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF NUTRAMAX PRODUCTS, INC.

                 PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                   TO BE HELD ON TUESDAY, FEBRUARY 24, 1998

  The undersigned hereby constitutes and appoints Donald E. Lepone, Robert F. Burns and Eugene M. Schloss, Jr., and each of them, as Proxies of the undersigned, with full power to appoint his substitute, and authorizes each of them to represent and to vote all shares of common stock of NutraMax Products, Inc. (the "Company") held of record by the undersigned as of the close of business on January 27, 1998, at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Ocean View Inn, 171 Atlantic Road, Gloucester, Massachusetts 01930 at 10:00 a.m., local time, on Tuesday, February 24, 1998, and at any adjournments or postponements thereof.

  WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE FIVE NOMINEES OF THE BOARD OF DIRECTORS LISTED IN PROPOSAL NUMBER 1. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. A STOCKHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTOR'S RECOMMENDATIONS NEED ONLY SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

  The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of the Annual Meeting of Stockholders, the Proxy Statement with respect thereto and the Company's 1997 Annual Report to Stockholders, and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

  PLEASE VOTE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE (WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES).

  PLEASE SIGN YOUR NAME EXACTLY AS SHOWN. WHERE THERE IS MORE THAN ONE HOLDER, EACH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, ADMINISTRATOR, EXECUTOR, GUARDIAN OR TRUSTEE, PLEASE ADD YOUR TITLE AS SUCH. IF EXECUTED BY A CORPORATION OR PARTNERSHIP, THE PROXY SHOULD BE SIGNED BY A DULY AUTHORIZED PERSON, STATING HIS OR HER TITLE OR AUTHORITY.

   PLEASE MARK YOUR
X  VOTES AS IN THIS
   EXAMPLE.

                                                                  9288


                                                                 FOR ALL
                                             FOR    WITHHOLD     EXCEPT
PROPOSAL 1. Election of five Directors,       [_]      [_]         [_]
for a one year term.

NOMINEES: Donald M. Gleklen,
Bernard J. Korman, Donald E.
Lepone, Dennis M. Newnham
and David M. Schulte

If you do not wish your shares voted FOR a particular nominee, mark the FOR ALL EXCEPT box and strike a line through that nominee's name. Your shares will be voted for the remaining nominee(s).

PROPOSAL 2. To consider and act upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

SIGNATURE(S)  ____________________________________________  DATE ___________
                  PLEASE BE SURE TO SIGN AND DATE THIS PROXY.



HAS YOUR ADDRESS CHANGED?
_______________________________________
_______________________________________
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